INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in Registration Statements No. 33-83708 and 333-56669 of Pamida Holdings Corporation on Form S-8 of our reports dated March 9, 1999 appearing in this Annual Report on Form 10-K of Pamida Holdings Corporation for the year ended January 31, 1999.


/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Omaha, Nebraska
March 9, 1999